Prospectus Supplement (to Prospectus dated April 14, 2005)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-123873

2,000,000 Shares

AMN Healthcare Services, Inc.

Common Stock

This is a public offering of 2,000,000 shares of common stock of AMN Healthcare Services, Inc. All the shares of common stock in this offering are being sold by the selling stockholders identified in this prospectus supplement. The underwriter has an option to purchase up to an additional 300,000 shares of common stock from the selling stockholders. We will not receive any of the proceeds from the sale of the shares.

Our common stock is traded on the New York Stock Exchange under the symbol “AHS.” On April 18, 2005, the last reported sale price for our common stock on the New York Stock Exchange was $15.22 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of the accompanying prospectus.

	Per share	Total
Offering price	$14.25	$28,500,000
Discounts and commissions to the underwriter	$0.25	$500,000
Offering proceeds to the selling stockholders, before expenses	$14.00	$28,000,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares of common stock to investors on or about April 22, 2005.

Banc of America Securities LLC

April 18, 2005

We and the selling stockholders have not, and the underwriter has not, authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus as if we, the selling stockholders or the underwriter had authorized it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than their respective dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

In this prospectus supplement and the accompanying prospectus, “we,” “us,” “our” and “AMN” refer to AMN Healthcare Services, Inc. and its subsidiaries. “Selling stockholders” refers to the selling stockholders named in the section of this prospectus supplement entitled “Selling Stockholders.”

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission, or the “Commission,” under the Securities Act of 1933, or the “Securities Act.” Any statement contained in this prospectus supplement or the accompanying prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the Commission is not necessarily complete, and in each instance reference is made to the copy of the document filed. We also file annual, quarterly and special reports, proxy statements and other information with the Commission pursuant to the Securities Exchange Act of 1934, or the “Exchange Act.” You may read and copy any document we file at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings also are available to the public over the Internet at the Commission’s web site at http://www.sec.gov.

Our common stock is listed and traded on the New York Stock Exchange under the trading symbol “AHS.” You also may inspect and copy our reports, proxy statements and other information filed with the Commission at the New York Stock Exchange, 20 Broad Street, New York, New York.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus supplement and the accompanying prospectus incorporates documents by reference that are not presented in or delivered with this prospectus supplement or the accompanying prospectus. This is known as “incorporation by reference.” The following documents, which have been filed by us with the Commission, are incorporated by reference into this prospectus supplement:

•	our annual report on Form 10–K for the fiscal year ended December 31, 2004, filed with the Commission on March 11, 2005;

•	our proxy statement, dated April 4, 2005, relating to the annual meeting of stockholders to be held on May 4, 2005, excluding those portions thereof which are furnished and not filed with the Commission (which portions shall be deemed not to have been filed as part of this prospectus supplement or the accompanying prospectus);

•	our current report on Form 8-K, filed with the Commission on March 24, 2005;

•	our current report on Form 8-K, filed with the Commission on April 1, 2005; and

•	the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on October 26, 2001, including any amendment or report filed for the purpose of updating this description.

In addition, all documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering are incorporated by reference into, and are deemed to be a part of, this prospectus supplement from the date of filing of those documents. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus or that information to which we have referred you. We have not authorized anyone to provide you with any additional information.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

The documents incorporated by reference into this prospectus supplement or the accompanying prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus supplement or the accompanying prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference in this prospectus supplement or the accompanying prospectus are not themselves specifically incorporated by reference in this prospectus supplement or the accompanying prospectus, then the exhibits will not be provided.

Requests for any of these documents should be directed to:

Investor Relations

AMN Healthcare Services, Inc.

12400 High Bluff Drive, Suite 100

San Diego, California 92130

Telephone: (866) 861-3229

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should carefully read the entire prospectus supplement, the accompanying prospectus, including “Risk Factors” on page 3 of the accompanying prospectus, and our consolidated financial statements and the related notes and other information contained in the annual and quarterly reports and other documents that we have filed with the Commission and incorporated by reference in this prospectus summary or the accompanying prospectus, before making an investment decision.

Our Company

AMN Healthcare Services, Inc. is a leading temporary healthcare staffing company and the largest nationwide provider of travel nurse staffing services. We recruit nurses and allied health professionals, our “temporary healthcare professionals,” nationally and internationally and place them on temporary assignments of variable lengths at acute care hospitals and healthcare facilities throughout the United States. Approximately 93% of our temporary healthcare professionals are nurses, while the remainder are technicians, therapists and technologists. We actively work with a pre-screened pool of prospective temporary healthcare professionals. We had, on average, over 6,200 temporary healthcare professionals on assignment during the fourth quarter of 2004.

AMN Healthcare Services, Inc. is a Delaware corporation. Our principal executive offices are located at 12400 High Bluff Drive, Suite 100, San Diego, California 92130, and our telephone number is (866) 871-8519. Our website can be found at http://www.amnhealthcare.com. Information on or linked from our website is not part of this prospectus supplement or the accompanying prospectus.

The Offering

Common stock offered	2,000,000 shares. The shares are being sold by the selling stockholders listed in “Selling Stockholders.”

Common stock outstanding as of April 12, 2005	28,744,547 shares.

Use of proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders.

Dividends

We have not in the past distributed any cash dividends on our common stock and currently have no plans to do so. The declaration of future dividends is, however, subject to the discretion of our board of directors in light of all relevant factors, including earnings, financial conditions and capital requirements. In addition, our ability to declare and pay dividends on our common stock is restricted by covenants in our credit facility.

New York Stock Exchange symbol	AHS.

Unless we specifically state otherwise, the information in this prospectus supplement and the accompanying prospectus:

•	assumes no exercise of the underwriter’s option to purchase additional shares; and

•	excludes from the number of shares of common stock outstanding, 14,876,422 treasury shares and options to purchase 6,319,558 shares of common stock subject to options that were outstanding at April 18, 2005, at a weighted-average exercise price of approximately $8.69 per share.

Risk Factors

For a discussion of certain risk factors that should be considered in connection with an investment in our common stock, see “Risk Factors” on page 3 of the accompanying prospectus and in our periodic reports filed with the Commission.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the common stock offered by this prospectus supplement. We will not receive any proceeds from this offering.

DESCRIPTION OF CAPITAL STOCK

The description below summarizes the more important terms of our capital stock. We have previously filed with the Commission copies of our certificate of incorporation and bylaws. See “Incorporation of Certain Documents by Reference.” You should refer to those documents for the complete terms of our capital stock.

Our authorized capital stock currently consists of 200,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of April 12, 2005, we had 28,744,547 shares of common stock outstanding. We have no shares of preferred stock outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. The common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding common stock voting for the election of directors can elect all directors then being elected. The holders of our common stock are entitled to receive dividends when, as, and if declared by our board out of legally available funds. Upon our liquidation or dissolution, the holders of common stock will be entitled to share ratably in our assets legally available for the distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. All of the outstanding shares of common stock are, and the shares of common stock to be sold in this offering when issued and paid for will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock which may be issued in the future.

Preferred Stock

Our preferred stock may be issued from time to time in one or more series. Our board is authorized to fix the dividend rights, dividend rates, any conversion rights or right of exchange, any voting rights, rights and terms of redemption, the redemption price or prices, the payments in the event of liquidation, and any other rights, preferences, privileges, and restrictions of any series of preferred stock and the number of shares constituting such series and their designation. We have no present plans to issue any shares of preferred stock.

Depending upon the rights of such preferred stock, the issuance of preferred stock could have an adverse effect on holders of our common stock by delaying or preventing a change in control, adversely affecting the voting power of the holders of common stock, including the loss of voting control to others, making removal of the present management more difficult, or resulting in restrictions upon the payment of dividends and other distributions to the holders of common stock. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

Certain Certificate of Incorporation, By-Law and Statutory Provisions

The provisions of our certificate of incorporation and by-laws and of the Delaware General Corporation Law summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares.

Directors’ Liability; Indemnification of Directors and Officers

Our certificate of incorporation provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except:

•	for any breach of the duty of loyalty;

•	for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law;

•	for liability under Section 174 of the Delaware General Corporation Law (relating to unlawful dividends, stock repurchases, or stock redemptions); or

•	for any transaction from which the director derived any improper personal benefit.

This provision does not limit or eliminate our rights or those of any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under federal securities laws. In addition, our certificate of incorporation and by-laws provide that we indemnify each director and the officers, employees, and agents determined by our board to the fullest extent provided by the laws of the State of Delaware.

Special Meetings of Stockholders

Our by-laws provide that special meetings of stockholders may be called only by the chairman or by a majority of the members of our board. Stockholders are not permitted to call a special meeting of stockholders, to require that the chairman call such a special meeting, or to require that our board request the calling of a special meeting of stockholders.

Advance Notice Requirements For Stockholder Proposals and Director Nominations

Our by-laws establish advance notice procedures for:

•	stockholders to nominate candidates for election as a director; and

•	stockholders to propose topics at stockholders’ meetings.

Stockholders must notify our corporate secretary in writing prior to the meeting at which the matters are to be acted upon or the directors are to be elected. The notice must contain the information specified in our by-laws. To be timely, the notice must be received at our corporate headquarters not less than 60 days nor more than 130 days prior to the first anniversary of the date on which we mailed our proxy materials for the preceding year’s annual meeting of stockholders. If the annual meeting is advanced by more than 30 days, or delayed by more than 30 days, from the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be received not earlier than the 130th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which we notify stockholders of the date of the annual meeting, either by mail or other public disclosure. In the case of a special meeting of stockholders called to elect directors, the stockholder notice must be received not earlier than 130 days prior to the special meeting and not later than the later of the 90th day prior to the special meeting or 10th day following the day on which we notify stockholders of the date of the special meeting, either by mail or other public disclosure. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from nominating candidates for director at an annual or special meeting.

Anti-Takeover Provisions of Delaware Law

In general, Section 203 of the Delaware General Corporation Law prevents an interested stockholder (defined generally as a person owning 15% or more of the corporation’s outstanding voting stock) of a Delaware corporation from engaging in a business combination (as defined) for three years following the date that person became an interested stockholder unless various conditions are satisfied. Under our certificate of incorporation, we have opted out of the provisions of Section 203.

Transfer Agent And Registrar

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company. Its telephone number is (212) 936-5100.

SELLING STOCKHOLDERS

The following table sets forth information about the selling stockholders’ beneficial ownership of our common stock as of April 12, 2005 (such information has been provided by the selling stockholders) and after the sale of the common stock offered by each selling stockholder. The numbers presented under “Shares Beneficially Owned After the Offering” assume that all of the shares offered by the selling stockholders are sold and that the selling stockholders acquire no additional shares of our common stock before the completion of this offering. The table assumes no exercise of the underwriter’s option to purchase additional shares.

The percentage of outstanding shares beneficially owned is based on 28,744,547 shares of common stock outstanding as of April 12, 2005.

The address of each beneficial owner listed on the table below is c/o Haas Wheat & Partners, L.P., 300 Crescent Court, Suite 1700, Dallas, Texas 75201. See “Selling Stockholders” in the accompanying prospectus for a description of the material relationships between us and the selling stockholders.

	Shares Beneficially Owned(1)		Number of Shares Being Offered	Shares Beneficially Owned After the Offering
Name of Beneficial Owner	Shares	%		Shares	%
HWH Capital Partners, L.P.(2)(3)	6,012,136	20.9	929,858	5,082,278	17.7
HWP Capital Partners II, L.P.(2)(4)	649,044	2.3	100,383	548,661	1.9
HWH Nightingale Partners, L.P.(2)(5)	4,608,575	16.0	712,778	3,895,797	13.6
HWP Nightingale Partners II, L.P.(2)(6)	1,661,548	5.8	256,981	1,404,567	4.9

(1)	Determined in accordance with Rule 13d-3 under the Exchange Act.
(2)	Robert B. Haas currently is the Chairman of our Board of Directors and a director. After our 2005 annual meeting, Mr. Haas is expected to step down as Chairman but remain a director. The ultimate general partner of each of these limited partnerships is either a limited liability company or a corporation, in each case controlled by Mr. Haas. By virtue of his control over each such limited liability company and corporation, Mr. Haas has sole voting and dispositive power over the 12,931,303 shares that are beneficially owned by these limited partnerships before this offering.
(3)	If the underwriter exercises its option, the maximum number of shares that would be sold by this stockholder would be 1,069,336 and this stockholder would beneficially own 4,942,800 or 17.2% of our common stock after this offering.
(4)	If the underwriter exercises its option, the maximum number of shares that would be sold by this stockholder would be 115,441 and this stockholder would beneficially own 533,603 or 1.9% of our common stock after this offering.
(5)	If the underwriter exercises its option, the maximum number of shares that would be sold by this stockholder would be 819,695 and this stockholder would beneficially own 3,788,880 or 13.2% of our common stock after this offering.
(6)	If the underwriter exercises its option, the maximum number of shares that would be sold by this stockholder would be 295,528 and this stockholder would beneficially own 1,366,020 or 4.8% of our common stock after this offering.

Registration Rights

We have entered into a registration rights agreement with each of the selling stockholders listed above (collectively, the “HWP stockholders”), Steven Francis, the Francis Family Trust (together with Steven Francis, the “Francis stockholders”) and a former stockholder. Subject to several exceptions, including our right to defer a demand registration under certain circumstances, the HWP stockholders and the Francis stockholders may require that we register for public resale under the Securities Act all shares of common stock they request be registered at certain times so long as the securities being registered in each registration statement are reasonably expected to produce aggregate proceeds of $5 million or more. The HWP stockholders may demand five registrations. After the earlier of March 31, 2006 or the date on which the HWP stockholders beneficially own an amount of registrable securities equal to or less than 4,931,303 shares of common stock (subject to certain adjustments), the Francis stockholders may demand two registrations for firm commitment underwritten offerings. The HWP stockholders and the Francis stockholders have the unlimited right to require us to register the sale of the common stock held by them on Form S-3, subject to offering size and other restrictions. The Francis stockholders may not request the registration of their shares on Form S-3 until the date on which the

HWP stockholders own an amount of registrable securities equal to or less than 2,000,000 shares of common stock (subject to certain adjustments). The other stockholders that are parties to the registration rights agreement are entitled to piggyback registration rights with respect to any registration request made by the demanding stockholders. If the registration requested is in the form of a firm commitment underwritten offering, and if the managing underwriter of the offering determines that the number of securities to be offered would jeopardize the success of the offering, the number of shares included in the offering shall be determined as follows: (i) first, shares offered by the HWP stockholders, Steven Francis and the Francis Family Trust (pro rata, based on their respective ownership of our common equity), (ii) second, shares offered by stockholders other than the HWP stockholders, Steven Francis and the Francis Family Trust (pro rata, based on their respective ownership of our common equity) and (iii) third, shares offered by us.

In addition, the HWP stockholders, Steven Francis and the Francis Family Trust were granted piggyback rights on any registration for our account or the account of another stockholder. If the managing underwriter in an underwritten offering determines that the number of securities offered in a piggyback registration would jeopardize the success of the offering, the number of shares included in the offering shall be determined as follows: (i) first, shares offered by us for our own account and (ii) second, shares offered by the stockholders (pro rata, based on their respective ownership of our common equity).

The registration statement, of which this prospectus supplement is a part, was filed in response to a demand registration request for a registration on Form S-3 made by the HWP stockholders. Steven Francis and the Francis Family Trust have waived their piggyback rights with respect to this offering. Under the registration rights agreement, we have agreed to indemnify the selling stockholders, their partners, directors, officers, affiliates, members, employees and controlling persons and any underwriters of the common stock covered by this registration statement and their controlling persons against certain liabilities, including specified liabilities under the Securities Act, or to contribute with respect to payments which the selling stockholders may be required to make in respect of such liabilities. Under the terms of the registration rights agreement, in this offering, we will bear all costs, fees and expenses incident to our registration of the resale of the selling stockholders’ common stock (except for selling stockholder legal fees and underwriting discounts and selling commissions).

UNDERWRITING

The selling stockholders are offering the shares of common stock described in this prospectus supplement through Banc of America Securities LLC, as underwriter. We and the selling stockholders have entered into an underwriting agreement with Banc of America Securities LLC. Subject to the terms and conditions of the underwriting agreement, the selling stockholders have agreed to sell to the underwriter, and the underwriter has agreed to purchase, 2,000,000 shares of common stock. The selling stockholders have also granted the underwriter an option to buy up to 300,000 additional shares of our common stock at the same price per share. The underwriter may exercise this option at any time within 21 days after the date of this prospectus supplement.

The underwriting agreement is subject to a number of terms and conditions and provides that the underwriter must buy all of the shares if it buys any of them. The underwriter will sell the shares to the public when and if the underwriter buys the shares from the selling stockholders.

The underwriter proposes to initially offer the shares to the public at the price specified on the cover page of this prospectus supplement. If all the shares are not sold at the public offering price, the underwriter may change the public offering price and the other selling terms. The common stock is offered subject to a number of conditions, including:

•	receipt and acceptance of the common stock by the underwriter; and

•	the underwriter’s right to reject orders in whole or in part.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter by the selling stockholders.

Per Share	$0.25
Total	$500,000

We estimate that the expenses of the offering to be paid by us, not including underwriting discounts and commissions, will be approximately $260,000.

Our common stock is listed on the New York Stock Exchange, under the symbol “AHS.”

In connection with this offering, the underwriter may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	stabilizing transactions;

•	short sales; and

•	syndicated covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Stabilizing transactions may include making short sales of our common stock, which involves the sale by the underwriter of a greater number of shares of common stock than it is required to purchase in this offering, and purchasing shares of common stock from us or on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriter’s option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

The underwriter may close out any covered short position either by exercising the option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriter may purchase shares through the option. Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriter creates a naked short position, it will purchase shares in the open market to cover the position.

These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences the activities, it may discontinue them at any time. The underwriter may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

The selling stockholders have entered into lock-up agreements with the underwriter. Under these agreements, subject to certain exceptions, the selling stockholders may not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock, or publicly announce the intention to do any of the foregoing, without the prior written consent of Banc of America Securities LLC for a period of 21 days from the date of this prospectus supplement. This consent may be given at any time without public notice.

We and the selling stockholders will indemnify the underwriter against some liabilities, including liabilities under the Securities Act. If we or the selling stockholders are unable to provide this indemnification, we or the selling stockholders will contribute to payments the underwriter may be required to make in respect of those liabilities.

The underwriter and its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us for which services they have received, and may in the future receive, customary fees. Bank of America, N.A., an affiliate of the underwriter, is the administrative agent and a lender under our senior secured credit facilities. In addition, the underwriter and its affiliates have owned, currently own or may own our equity or equity-like securities. Specifically, an affiliate of the underwriter, Banc of America Capital Investments, currently owns approximately 1.45% of the common stock of AMN.

LEGAL MATTERS

Paul, Weiss, Rifkind, Wharton & Garrison LLP will pass upon the validity of the common stock offered by this prospectus supplement. Paul, Weiss, Rifkind, Wharton & Garrison LLP has represented the selling stockholders from time to time. Shearman & Sterling LLP, New York, New York will pass upon certain legal matters in connection with this offering for the underwriter.

EXPERTS

The consolidated financial statements and schedule of AMN Healthcare Services, Inc. as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference in this prospectus supplement, the accompanying prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

AMN HEALTHCARE SERVICES, INC.

12,931,303 Shares of

Common Stock

The selling stockholders identified in this prospectus may sell, from time to time, up to 12,931,303 shares of common stock. The selling stockholders may offer for sale the shares covered by this prospectus directly to purchasers or through underwriters, broker-dealers or agents, in public or private transactions, at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices, including in satisfaction of certain contractual obligations. For additional information on the methods of sale, you should refer to the section of this prospectus entitled “Plan of Distribution.” We will not receive any of the proceeds from the sale of these shares.

We will provide more specific information about the terms of an offering of these shares of common stock in supplements to this prospectus. If any underwriters, broker-dealers or agents are involved in any offering, the names of such underwriters, broker-dealers or agents and any applicable commissions or discounts will be described in a supplement to this prospectus.

Our common stock is listed on the New York Stock Exchange under the trading symbol “AHS.” On April 5, 2005, the last reported sale price of our common stock on the New York Stock Exchange was $16.50.

See “ Risk Factors” on page 3 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 14, 2005.

No person is authorized to give any information or to make any representations other than those contained in this prospectus or any accompanying prospectus supplement in connection with the offer made by this prospectus or any prospectus supplement, and, if given or made, such other information or representations must not be relied upon as having been authorized by us, or by any underwriter, dealer or agent.

In this prospectus, “we,” “us,” “our” and “AMN” refer to AMN Healthcare Services, Inc. and its subsidiaries. “Selling Stockholders” refers to the selling stockholders named in the section of this prospectus entitled “Selling Stockholders” and their transferees after the date of this prospectus.

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INCORPORATION OF DOCUMENTS BY REFERENCE

This prospectus incorporates documents by reference that are not presented in or delivered with this prospectus. This is known as “incorporation by reference.” The following documents, which have been filed by us with the Securities and Exchange Commission, or the “SEC” (File No. 001-16753), are incorporated by reference into this prospectus:

•	our Annual Report on Form 10–K for the fiscal year ended December 31, 2004, filed with the SEC on March 11, 2005;

•	our current report on Form 8-K, filed with the SEC on March 24, 2005;

•	our current report on Form 8-K, filed with the SEC on April 1, 2005; and

•	the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on October 26, 2001, including any amendment or report filed for the purpose of updating this description.

In addition, all documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering are incorporated by reference into, and are deemed to be a part of, this prospectus from the date of filing of those documents. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

You should rely only on the information contained in this document or that information to which we have referred you. We have not authorized anyone to provide you with any additional information.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference in this prospectus are not themselves specifically incorporated by reference in this prospectus, then the exhibits will not be provided.

Requests for any of these documents should be directed to:

Investor Relations

AMN Healthcare Services, Inc.

12400 High Bluff Drive, Suite 100

San Diego, California 92130

Telephone: 866-861-3229

OUR COMPANY

We are a leading temporary healthcare staffing company and the largest nationwide provider of travel nurse staffing services. We recruit nurses and allied health professionals, our “temporary healthcare professionals,” nationally and internationally and place them on temporary assignments of variable lengths at acute care hospitals and healthcare facilities throughout the United States. Approximately 93% of our temporary healthcare professionals are nurses, while the remainder are technicians, therapists and technologists. We actively work with a pre-screened pool of prospective temporary healthcare professionals. We had, on average, over 6,200 temporary healthcare professionals on assignment during the fourth quarter of 2004.

Our services are marketed to two distinct customer bases: (1) temporary healthcare professionals and (2) hospital and healthcare facility clients. We use a multi-brand recruiting strategy to enhance our ability to successfully attract temporary healthcare professionals in the United States and internationally. Our separate recruitment brands are American Mobile Healthcare, Medical Express, NursesRx, Preferred Healthcare Staffing, Thera Tech Staffing and O’Grady-Peyton International. Each brand has distinct geographic market strengths and brand reputation. Nurses and allied healthcare professionals join us for a variety of reasons that include: seeking flexible work opportunities, traveling to different areas of the country, building their clinical skills and resume by working at prestigious healthcare facilities and escaping the demands and political environment of working as a permanent staff nurse. Our large number of hospital and healthcare facility clients provides us with the opportunity to offer traveling positions in all 50 states and in a variety of work environments. In addition, we provide our temporary healthcare professionals with an attractive benefits package, including free or subsidized housing, travel reimbursement, professional development opportunities, a 401(k) plan and health insurance. We believe that we attract temporary healthcare professionals due to our long-standing reputation for providing a high level of service, our numerous job opportunities, our benefit packages, our innovative marketing programs and word-of-mouth referrals from our thousands of current and former temporary healthcare professionals.

We market our services to hospitals and healthcare facilities generally under one brand, AMN Healthcare, as a single staffing provider with access to temporary healthcare professionals from several recruitment brands. At the end of 2004, we had contracts with over 6,000 hospital and healthcare facility clients. During 2004, at any given time, we had temporary healthcare professionals on assignment at approximately 1,000 different healthcare facility clients. Over 95% of our temporary healthcare professional assignments are at acute-care hospitals. Our clients include hospitals and healthcare systems such as Georgetown University Hospital, HCA, NYU Medical Center, Stanford Health Care, UCLA Medical Center and The University of Chicago Hospitals. We also provide services to sub-acute healthcare facilities, dialysis centers, clinics and schools. Our hospital and healthcare facility clients utilize our services to cost-effectively manage their labor needs due to a variety of circumstances, such as the Family Medical Leave Act (FMLA), new unit openings, seasonal patient census variations and other short and long-term staffing needs. In addition to providing continuity of care and quality patient care, we believe hospitals and healthcare facilities contract with us due to our high-quality temporary healthcare professionals, our ability to meet their specific clinical needs, our flexible staffing assignment lengths, our reliable and deep infrastructure, our superior customer service and our ability to offer a large national network of temporary healthcare professionals.

We believe that we have organized our operating model to deliver consistent, high-quality sales and service efforts to our two distinct client bases. Processes within our operating model have been developed and are in place with the intent to maximize the quantity and quality of assignment requests, or “orders,” from our hospital and healthcare facility clients and increase the expediency and probability of successfully placing our temporary healthcare professionals. The consistent quality of the benefit and support services which we provide to our temporary healthcare professionals is also critical to our success, since the majority of our temporary healthcare professionals stay with us for multiple assignments.

Our principal executive offices are located at 12400 High Bluff Drive, Suite 100, San Diego, California 92130 and our telephone number is 866-871-8519.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before buying shares of our common stock. Any of the risk factors we describe below could severely harm our business, financial condition and results of operations. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events. You may lose all or part of the money you paid to buy our common stock. Some of the statements in “Risk Factors” are forward-looking statements. See “Forward-Looking Statements.”

Risks Related to Our Business

If we are unable to attract and retain healthcare professionals for our healthcare staffing business at reasonable costs, it could increase our operating costs and negatively impact our business.

We rely significantly on our ability to attract and retain healthcare professionals who possess the skills, experience and licenses necessary to meet the requirements of our hospital and healthcare facility clients. We compete for healthcare staffing personnel with other temporary healthcare staffing companies and with hospitals and healthcare facilities based on the quantity, diversity and quality of assignments offered, compensation packages and the benefits that we provide to our healthcare professionals. We must continually evaluate and expand our temporary healthcare professional network to keep pace with our hospital and healthcare facility clients’ needs.

Currently, there is a shortage of qualified nurses in most areas of the United States, competition for nursing personnel is increasing, and salaries and benefits have risen. We may be unable to continue to increase the number of temporary healthcare professionals that we recruit, decreasing the potential for growth of our business. Our ability to attract and retain temporary healthcare professionals depends on several factors, including our ability to provide temporary healthcare professionals with assignments that they view as attractive and to provide them with competitive wages and benefits, including health insurance and housing. We cannot assure you that we will be successful in any of these areas as the costs of attracting temporary healthcare professionals and providing them with attractive benefit packages may be higher than we anticipate, or we may be unable to pass these costs on to our hospital and healthcare facility clients. If we are unable to increase the rates that we charge our hospital and healthcare facility clients to cover these costs, our profitability could decline. Moreover, if we are unable to attract and retain temporary healthcare professionals, the quality of our services to our hospital and healthcare facility clients may decline and, as a result, we could lose clients.

We operate in a highly competitive market and our success depends on our ability to remain competitive in obtaining and retaining hospital and healthcare facility clients and demonstrating the value of our services.

The temporary healthcare staffing business is highly competitive. We compete in national, regional and local markets with full-service staffing companies, specialized temporary staffing agencies and hospital systems that have developed their own interim staffing pools. Some of our larger competitors in the temporary nurse staffing sector include Cross Country, InteliStaf/StarMed, CompHealth Group/RN Network, Medical Staffing Network and On Assignment. Some of these companies may have greater marketing and financial resources.

We believe that the primary competitive factors in obtaining and retaining hospital and healthcare facility clients are identifying qualified healthcare professionals for specific job requirements, providing qualified employees in a timely manner, pricing services competitively and effectively monitoring employees’ job performance. Competition for hospital and healthcare facility clients and temporary healthcare professionals may increase in the future due to these factors or a shortage of qualified healthcare professionals in the marketplace and, as a result, we may not be able to remain competitive. To the extent competitors seek to gain or retain market share by reducing prices or increasing marketing expenditures, we could lose revenue or hospital and healthcare facility clients and our margins could decline, which could seriously harm our operating results and cause the price of our stock to decline. In addition, the development of alternative recruitment channels could lead our hospital and healthcare facility clients to bypass our services, which would also cause revenue and margins to decline.

Our business depends upon our ability to secure and fill new orders from our hospital and healthcare facility clients because we do not have long-term, exclusive or guaranteed contracts with them, and economic conditions may adversely impact the number of new orders and contracts we receive from our healthcare facility clients.

We generally do not have long-term, exclusive or guaranteed order contracts with our hospital and healthcare facility clients. The success of our business is dependent upon our ability to continually secure new contracts and orders from hospitals and other healthcare facilities and to fill those orders with our temporary healthcare professionals. Our hospital and healthcare facility clients are free to award contracts and place orders with our competitors and choose to use temporary healthcare professionals that our competitors offer them. Therefore, we must maintain positive relationships with our hospital and healthcare facility clients. If we fail to maintain positive relationships with our hospital and healthcare facility clients or are unable to provide a cost-effective staffing solution, we may be unable to generate new temporary healthcare professional orders and our business may be adversely affected.

Some hospitals and healthcare facility clients choose to outsource this temporary healthcare staffing contract and order function to hospital associations owned by member healthcare facilities and companies with vendor management services that may act as intermediaries with our client facilities. These organizations may impact our ability to obtain new clients and maintain our existing client relationships by impeding our ability to access and contract directly with healthcare facility clients. Additionally, we may experience pricing pressure or incremental fees from these organizations that may negatively impact our revenue and profitability.

Depressed economic conditions, such as increasing unemployment rates and low job growth, could also negatively influence our ability to secure new orders and contracts from hospital and healthcare facility clients. In times of economic downturn, permanent healthcare facility staff may be more inclined to work overtime and less likely to leave their positions, resulting in fewer available vacancies, and less demand for our services. Fewer placement opportunities for our temporary healthcare professionals also impairs our ability to recruit temporary healthcare professionals and our revenues and profitability may decline as a result of this constricted demand and supply.

The demand for our services, and therefore the profitability of our business, may be adversely affected by changes in the staffing needs due to fluctuations in hospital admissions or staffing preferences of our healthcare facility clients.

The temporary healthcare staffing industry grew from 1996 through 2002, and declined in 2003. Demand for our temporary healthcare staffing services, which stabilized from April 2003 through late 2003 and increased each quarter in 2004, is significantly affected by the staffing needs and preferences of our healthcare facility clients, as well as by fluctuations in patient occupancy at our client healthcare facilities. Our healthcare facility clients may choose to use temporary staff, additional overtime from their permanent staff or add new permanent staff in order to accommodate changes in their staffing needs. As patient occupancy decreases, healthcare facility clients typically will reduce their use of temporary staff before reducing the workload or undertaking layoffs of their regular employees.

Patient occupancy at our client healthcare facilities fluctuates due to economic factors and seasonal fluctuations that are beyond our control. Hospitals in certain geographical regions experience significant seasonal fluctuations in admissions, and must be able to adjust their staffing levels to accommodate the change in patient census. Many healthcare facilities will utilize temporary healthcare professionals to accommodate an increase in hospital admissions. Alternatively, if hospital admissions decrease, the demand for our temporary healthcare professionals may decline, resulting in decreased revenues. In addition, we may experience more competitive pricing pressure during periods of patient occupancy and hospital admission downturns, negatively impacting our revenue and profitability.

We operate in a regulated industry and changes in regulations or violations of regulations may result in increased costs or sanctions that could reduce revenue and profitability and may impact our ability to grow and operate our business.

The healthcare industry is subject to extensive and complex federal and state laws and regulations related to professional licensure, conduct of operations, costs and payment for services and payment for referrals.

Our business is generally not subject to the extensive and complex laws that apply to our hospital and healthcare facility clients, including laws related to Medicare, Medicaid and other federal and state healthcare programs. However, these laws and regulations could indirectly affect the demand or the prices paid for our services. For example, our hospital and healthcare facility clients could suffer civil and/or criminal penalties and/ or be excluded from participating in Medicare, Medicaid and other healthcare programs if they fail to comply with the laws and regulations applicable to their businesses.

In addition, our hospital and healthcare facility clients could receive reduced reimbursements, or be excluded from coverage, because of a change in the rates or conditions set by federal or state governments. In turn, violations of or changes to these laws and regulations that adversely affect our hospital and healthcare facility clients could also adversely affect the prices that these clients are willing or able to pay for our services. Furthermore, third party payors, such as health maintenance organizations, increasingly challenge the prices charged for medical care. Failure by hospitals and other healthcare facilities to obtain full reimbursement from those third party payors could reduce the demand or the price paid for our services.

We are also subject to certain laws and regulations applicable to healthcare staffing agencies and general temporary staffing services. For example, legislation in Massachusetts limited the hourly rate paid to temporary nursing agencies for registered nurses, licensed practical nurses and certified nurses aides. While we are exempt from this regulation, in part, similar regulations may be enacted in other states in which we operate, and as a result revenue and margins could decrease. Like all employers, we must also comply with various laws and regulations relating to pay practices, workers compensation and immigration. Because of the nature of our business, the impact of a change in these laws and regulations may have a more pronounced effect on our business. These laws and regulations may also impede our ability to grow our operations. We primarily draw our supply of temporary healthcare professionals from the United States, but international supply channels have represented a small but growing supply source. Our ability to recruit healthcare professionals through these foreign supply channels may be impacted by government legislation limiting the number of immigrant visas that can be issued.

Additionally, we have incurred and will continue to incur additional legal and accounting expenses related to compliance with corporate governance and disclosure standards implemented by the Sarbanes-Oxley Act of 2002, the rules of the New York Stock Exchange and regulations of the Securities and Exchange Commission. Regulations promulgated in connection with Section 404 of the Sarbanes-Oxley Act of 2002 require an annual and quarterly review by management and evaluation of our internal control systems, in addition to auditor attestation of the effectiveness of these systems, commencing with our fiscal year ended December 31, 2004. If we fail to comply with these laws and regulations, damages, civil and/or criminal penalties, injunctions and/or cease and desist orders may be imposed, which would negatively impact our business and operations. The increase in costs necessitated by compliance with the laws and regulations affecting our business reduces our overall profitability, and reduces the assets and resources available for utilization in the expansion of our business operations.

Our profitability is impacted by our ability to leverage our cost structure.

We have technology, operations and human capital infrastructures to support our existing business and contemplated growth. In the event that our business does not grow at the rate that we had anticipated, our inability to reduce these costs would impair our profitability. Additionally, if we are not able to capitalize on this infrastructure our earnings growth rate will be impacted.

Terrorist threats or attacks may disrupt or adversely affect our business operations.

Our business operations may be interrupted or adversely impacted in the United States and abroad in the event of a terrorist attack or heightened security alerts. Our temporary healthcare professionals may become reluctant to travel and may decline assignments based upon the perceived risk of terrorist activity, which would reduce our revenue and profitability. In addition, terrorist activity or threats may impede our access to our management and information systems resulting in loss of revenue. We do not maintain insurance coverage against terrorist attacks.

Significant legal actions could subject us to substantial liabilities.

In recent years, our hospital and healthcare facility clients have become subject to an increasing number of legal actions alleging malpractice or related legal theories. Because our temporary healthcare professionals provide medical care and we provide credentialing of these healthcare professionals, claims may be brought against us and our temporary healthcare professionals relating to the recruitment and qualification of these healthcare professionals and the quality of medical care provided by our temporary healthcare professionals while on assignment at our hospital and healthcare facility clients. We and our temporary healthcare professionals are at times named in these lawsuits regardless of our contractual obligations, the competency of the healthcare professionals or the standard of care provided by our temporary healthcare professionals. In some instances, we are required to indemnify hospital and healthcare facility clients contractually against some or all of these potential legal actions. Also, because most of our temporary healthcare professionals are our employees, we may be subject to various employment claims and contractual disputes regarding the terms of a temporary healthcare professional’s employment.

We maintain various types of insurance coverage, including professional liability and employment practices, through insurance carriers, and we also self-insure for these claims through accruals for retention reserves. We may experience increased insurance costs and reserve accruals and may not be able to pass on all or any portion of increased insurance costs to our hospital and healthcare facility clients, thereby reducing our profitability. Our insurance coverage and reserve accruals may not be sufficient to cover all claims against us, and we may be exposed to substantial liabilities.

We may be legally liable for damages resulting from our hospital and healthcare facility clients’ improper treatment of our traveling healthcare personnel.

Because we are in the business of placing our temporary healthcare professionals in the workplaces of other companies, we are subject to possible claims by our temporary healthcare professionals alleging discrimination, sexual harassment and other similar activities by our hospital and healthcare facility clients. We maintain a policy for employee practices coverage. However, the cost of defending such claims, even if groundless, could be substantial and the associated negative publicity could adversely affect our ability to attract and retain qualified individuals in the future.

We may not be able to successfully complete the integration of our acquisitions.

We continue to explore strategic acquisition opportunities. Acquisitions involve significant risks and uncertainties, including difficulties integrating acquired personnel and other corporate cultures into our business, the potential loss of key employees or customers of acquired companies, the assumption of liabilities and exposure to unforeseen liabilities of acquired companies and the diversion of management attention from existing operations. Acquisitions may also require significant expenditures of cash and other resources and assumption of debt that may ultimately negatively impact our overall financial performance. We may not be able to fully integrate the operations of the acquired businesses with our own in an efficient and cost-effective manner.

Difficulties in maintaining our management information and communications systems may result in increased costs that reduce our profitability.

Our ability to deliver our staffing services to our hospital and healthcare facility clients and manage our internal systems depends to a large extent upon our access to and the performance of our management information and communications systems. These systems also maintain accounting and financial information, which we depend upon to fulfill our financial reporting obligations. If these systems do not adequately support our operations, these systems are damaged or if we are required to incur significant additional costs to repair, maintain or expand these systems, our business and financial results could be materially adversely affected. Although we have risk mitigation measures, these systems, and our access to these systems, are not impervious to floods, fire, storms, or natural disasters, and the loss of systems information could result in disruption to our business.

Our operations may deteriorate if we are unable to continue to attract, develop and retain our sales and operations personnel.

Our success is dependent upon the performance of our sales and operations personnel, especially regional client service directors, hospital account managers and recruiters. The number of individuals who meet our qualifications for these positions is limited, and we may experience difficulty in attracting qualified candidates. In addition, we commit substantial resources to the training, development and support of our personnel. Competition for qualified sales personnel in the line of business in which we operate is strong, and there is a risk that we may not be able to retain our sales personnel after we have expended the time and expense to recruit and train them.

The loss of key senior management personnel could adversely affect our ability to remain competitive.

We believe that the success of our business strategy and our ability to operate profitably depends on the continued employment of our senior management team. Other than Steven Francis, none of our senior management team has an employment contract with us. If members of our senior management team become unable or unwilling to continue in their present positions, our business and financial results could be materially adversely affected.

Our existing large stockholders have significant control over us.

HWH Capital Partners, L.P. and some of its affiliates, whom we refer to collectively as the “HWP stockholders,” beneficially currently own approximately 45.4% of the outstanding shares of our common stock. As a result, the HWP stockholders have significant influence in electing our directors and approving any action requiring the approval of shareholders, including any amendments to our certificate of incorporation, mergers or sales of all or substantially all of our assets. This concentration of ownership also may delay, defer or even prevent a change in control of our company, and make some transactions more difficult or impossible without the support of these stockholders. These transactions might include proxy contests, tender offers, mergers or other purchases of common stock that could give our stockholders the opportunity to realize a premium over the then-prevailing market price for shares of our common stock.

We have a substantial amount of goodwill on our balance sheet that may have the effect of decreasing our earnings or increasing our losses in the event that we are required to recognize an impairment to goodwill.

As of December 31, 2004, we had $135.4 million of unamortized goodwill on our balance sheet, which represents the excess of the total purchase price of our acquisitions over the fair value of the net assets acquired. At December 31, 2004, goodwill represented 47% of our total assets.

Through December 31, 2001, we amortized goodwill on a straight-line basis over the estimated period of future benefit of 25 years. In July 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 142 requires that, subsequent to January 1, 2002, goodwill not be amortized but rather that it be reviewed annually for impairment. In the event impairment is identified, a charge to earnings would be recorded. Although an impairment charge to earnings for goodwill would not affect our cash flow, it would decrease our earnings or increase our losses, as the case may be, and our stock price could be adversely affected. We have reviewed our goodwill for impairment in accordance with the provisions of SFAS No. 142, and have not identified any impairment to goodwill.

We have a substantial accrual for self-insured retentions on our balance sheet, and any significant adverse adjustments in these accruals may have the effect of decreasing our earnings or increasing our losses.

We maintain accruals for self-insured retentions on our balance sheet. Increases to these accruals do not affect our cash flow, but a significant increase to these self-insured retention accruals may decrease our earnings or increase our losses, as the case may be. We determine the adequacy of our self-insured retention accruals by evaluating our historical experience and trends, related to both insurance claims and payments, information provided to us by our insurance brokers and third party administrators, as well as industry experience and trends. If such information indicates that our accruals are overstated or understated, we reduce or provide for additional accruals, as appropriate.

Risks Related to the Ownership of Our Common Stock

Our stock price may be volatile and you may be unable to resell your shares at or above the offering price.

In recent years, the stock market has experienced significant price and volume fluctuations that are often unrelated to the operating performance of specific companies. Our market price may fluctuate based on a number of factors, including:

•	our operating performance and the performance of other similar companies;

•	news announcements relating to us, the healthcare and staffing industries or our competitors;

•	changes in earnings estimates or recommendations by research analysts;

•	changes in general economic conditions;

•	the number of shares to be publicly traded after this offering;

•	actions of our current stockholders; and

•	other developments affecting us, our industry or our competitors.

A large number of our shares are eligible for future sale which could depress our stock price.

Currently, the HWP stockholders, Steven Francis and the Francis Family Trust, a family trust of Steven Francis, hold, either directly or indirectly, approximately 56.7% of the outstanding shares of our common stock. Subject to volume and manner of sale limitations, these shares can be sold pursuant to Rule 144 under the

Securities Act. In addition, we have granted these stockholders registration rights as described in “Selling Stockholders—Material Relationships with the Selling Stockholders—Registration Rights.” Sales of a substantial number of these shares of our common stock, or the perception that a large number of these shares will be sold, could depress the market price of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. We based these forward-looking statements on our current expectations and projections about future events. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. The following factors could cause our actual results to differ from those implied by the forward-looking statements in this prospectus:

•	our ability to continue to recruit and retain qualified temporary healthcare professionals at reasonable costs;

•	our ability to attract and retain sales and operational personnel;

•	our ability to enter into contracts with hospitals and other healthcare facility clients on terms attractive to us and to secure orders related to those contracts;

•	our ability to demonstrate the value of our services to our healthcare and facility clients;

•	changes in the timing of hospital and healthcare facility clients’ orders for and our placement of our temporary healthcare professionals;

•	the general level of patient occupancy at our hospital and healthcare facility clients’ facilities;

•	the overall level of demand for services offered by temporary healthcare staffing providers;

•	the ability of our hospital and healthcare facility clients to retain and increase the productivity of their permanent staff;

•	our ability to successfully implement our strategic growth, acquisition and integration strategies;

•	our ability to leverage our cost structure;

•	the performance of our management information and communication systems;

•	the effect of existing or future government legislation and regulation;

•	our ability to grow and operate our business in compliance with legislation and regulation;

•	the impact of medical malpractice and other claims asserted against us;

•	the disruption or adverse impact to our business as a result of a terrorist attack;

•	our ability to carry out our business strategy;

•	the effect of recognition by us of an impairment to goodwill;

•	the effect of control by our existing majority stockholder; and

•	the effect of adjustments by us to accruals for self-insured retentions.

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described in the “Risk Factors” section and elsewhere in this prospectus.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the common stock offered by this prospectus. We will not receive any proceeds from this offering.

SELLING STOCKHOLDERS

The shares of our common stock to which this prospectus relates are being registered for sale by the selling stockholders named below. We have registered those shares to permit the selling stockholders and some of their transferees after the date of this prospectus to sell the shares when they deem appropriate. We refer to all of these possible sellers as the “selling stockholders” in this prospectus. The selling stockholders may sell all, a portion or none of their shares at any time.

The following table sets forth information regarding the beneficial ownership of the common stock by the selling stockholders as of March 29, 2005. If the selling stockholders sell all of their shares registered under this prospectus, each of the selling stockholders will then beneficially own none of our shares of common stock.

The address of each beneficial owner listed on the table below is c/o Haas Wheat & Partners, L.P., 300 Crescent Court, Suite 1700, Dallas, Texas 75201.

	Shares Beneficially Owned(1)		Number of Shares That May Be Sold Hereunder
Name of Beneficial Owner	Shares	%
HWH Capital Partners, L.P.(2)	6,012,136	21.1	6,012,136
HWH Nightingale Partners, L.P.(2).	4,608,575	16.2	4,608,575
HWP Nightingale Partners II, L.P.(2)	1,661,548	5.8	1,661,548
HWP Capital Partners II, L.P.(2)	649,044	2.3	649,044

(1)	Determined in accordance with Rule 13d-3 under the Exchange Act.
(2)	Robert B. Haas currently is the Chairman of our Board of Directors and a director. After our 2005 annual meeting, Mr. Haas is expected to step down as Chairman but remain a director. The ultimate general partner of each of these limited partnerships is either a limited liability company or a corporation, in each case controlled by Mr. Haas. By virtue of his control over each such limited liability company and corporation, Mr. Haas has sole voting and dispositive power over these 12,931,303 shares.

Material Relationships with the Selling Stockholders

Transactions with the HWP Stockholders

The HWP stockholders currently own approximately 45.4% of our outstanding common stock. Robert Haas and Douglas Wheat, two of our directors, are affiliates of the HWP stockholders and have indirect equity interests in the HWP stockholders.

In April 2002, we paid an affiliate of the HWP stockholders $139,000 for advisory services in connection with our acquisition of Health Resource Management Corporation.

Registration Rights

In connection with our initial public offering, we entered into a registration rights agreement with the HWP stockholders, Steven Francis, the Francis Family Trust and a former stockholder. Subject to several exceptions, including our right to defer a demand registration under certain circumstances, the HWP stockholders may require that we register for public resale under the Securities Act all shares of common stock they request be registered at certain times. The HWP stockholders may demand five registrations so long as the securities being registered in each registration statement are reasonably expected to produce aggregate proceeds of $5 million or more. If we become eligible to register the sale of our securities on Form S-3 under the Securities Act, the HWP stockholders have the unlimited right to require us to register the sale of the common stock held by them on Form S-3, subject to offering size and other restrictions. Steven Francis and the Francis Family Trust are entitled to piggyback registration rights with respect to any registration request made by the HWP stockholders. If the registration requested by the HWP stockholders is in the form of a firm underwritten offering, and if the managing underwriter of the offering determines that the number of securities to be offered would jeopardize the success of the offering, the number of shares included in the offering shall be determined as follows: (i) first, shares offered by the HWP stockholders, Steven Francis and the Francis Family Trust (pro rata, based on their respective ownership of our common equity), (ii) second, shares offered by stockholders other than the HWP stockholders, Steven Francis and the Francis Family Trust (pro rata, based on their respective ownership of our common equity) and (iii) third, shares offered by us.

In addition, the HWP stockholders, Steven Francis and the Francis Family Trust were granted piggyback rights on any registration for our account or the account of another stockholder. If the managing underwriter in an underwritten offering determines that the number of securities offered in a piggyback registration would jeopardize the success of the offering, the number of shares included in the offering shall be determined as follows: (i) first, shares offered by us for our own account and (ii) second, shares offered by the stockholders (pro rata, based on their respective ownership of our common equity).

We are filing a registration statement, of which this prospectus is a part, in response to a demand registration request for a registration on Form S-3 made by the HWP stockholders. Steven Francis and the Francis Family Trust have waived their piggyback rights with respect to this registration statement on Form S-3 made by the HWP stockholders. Under the registration rights agreement, we have agreed to indemnify the selling stockholders, their partners, directors, officers, affiliates, members, employees and controlling persons and any underwriters of the common stock covered by this registration statement and their controlling persons against certain liabilities, including specified liabilities under the Securities Act, or to contribute with respect to payments which the selling stockholders may be required to make in respect of such liabilities. Under the terms of the registration rights agreement, in this offering, we will bear all costs, fees and expenses incident to our registration of the resale of the selling stockholders’ common stock (except for selling stockholder legal fees and underwriting discounts and selling commissions).

Also, in 2002, the HWP stockholders made a demand registration request and, in connection with that registration, we incurred $1,017,000 in registration expenses.

PLAN OF DISTRIBUTION

The selling stockholders, including some of their transferees who may later hold their interests in the shares of our common stock covered by this prospectus and who are otherwise entitled to resell the shares using this prospectus, may sell the shares of common stock covered by this prospectus from time to time in any legal manner, including directly to purchasers or through underwriters, broker-dealers or agents, or through a combination of such methods, and such purchasers, underwriters, broker-dealer or agents may receive compensation in the form of discounts, concessions or commissions from us, the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. The selling stockholders are responsible for all discounts, concessions or commissions in connection with any sale or other disposition of common stock covered by this prospectus, and we shall not bear any of these costs.

The selling stockholders have advised us that their shares of the common stock covered by this prospectus may be sold directly to purchasers or through underwriters, broker-dealers or agents, in public or private transactions, at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices, including in satisfaction of certain contractual obligations. These sales may be effected in one or more transactions, including:

•	on the New York Stock Exchange;

•	in the over-the-counter market;

•	in transactions other than on the New York Stock Exchange or in the over-the-counter market; or

•	any combination of the foregoing.

Such sales may be in the form of a block trade in which a broker-dealer may resell part of the block, as principal, in order to facilitate the transaction, ordinary brokerage transactions or transactions in which the broker-dealer solicits purchasers.

In addition, the selling stockholders may also enter into hedging and/or monetization transactions. For example, the selling stockholders may:

•	enter into transactions with a broker-dealer or affiliate of a broker-dealer or other third party in connection with which that other party will become a selling stockholder and engage in short sales of our common stock under this prospectus, in which case the other party may use shares of our common stock received from the selling stockholders to close out any short positions;

•	sell short our common stock under this prospectus and use shares of our common stock held by the selling stockholders to close out any short position;

•	enter into options, forwards or other transactions that require the selling stockholders to deliver, in a transaction exempt from registration under the Securities Act, shares of our common stock to a broker-dealer or an affiliate of a broker-dealer or other third party who may then become a selling stockholder and publicly resell or otherwise transfer shares of our common stock under this prospectus;

•	loan or pledge shares of our common stock to a broker-dealer or affiliate of a broker-dealer or other third party who may then become a selling stockholder and sell the loaned shares or, in an event of default in the case of a pledge, become a selling stockholder and sell the pledged shares, under this prospectus; or

•	enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the selling stockholders or borrowed from the selling stockholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling stockholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post effective amendment).

The selling stockholders have advised us that, as of the date hereof, they have not entered into any agreements, arrangements or understandings with any underwriter, broker-dealer or agent regarding the sale of shares of our common stock. However, we are required, under the registration rights agreement relating to the shares of our common stock being sold by the selling stockholders under this prospectus, to enter into customary underwriting and other agreements in connection with the distribution of the shares of common stock of the selling stockholders under this prospectus, subject to some limitations. For more information regarding the registration rights agreement, see “Selling Stockholders—Material Relationships with the Selling Stockholders—Registration Rights.” The specific terms of any such underwriting or other agreement will be disclosed in a supplement to this prospectus filed with the SEC under Rule 424(b) under the Securities Act, or, if appropriate, a post-effective amendment to the registration statement of which this prospectus forms a part. Some of the underwriters, broker-dealers or agents used by the selling stockholders in any offering of common stock under this prospectus may engage in transactions with, and perform services for, us in the ordinary course of business.

If underwriters or broker-dealers are used in an offering, the common stock offered pursuant to this prospectus may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or broker-dealers to purchase any common stock offered will be subject to certain conditions precedent and the underwriters or broker-dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discount or concessions allowed or reallowed or paid by underwriters or broker-dealers to other broker-dealers may be changed from time to time.

Any agent involved in the offer or sale of common stock covered by this prospectus will be named, and any commissions paid by the selling stockholders to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

The selling stockholders may sell any or all of the shares of our common stock offered pursuant to this prospectus. Any securities of the selling stockholders covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. There can be no assurance that the selling stockholders will not transfer, devise or gift, the shares of common stock by other means not described in this prospectus.

The aggregate proceeds from the sale of the shares offered pursuant to this prospectus will be the purchase price of the shares less discounts and commissions, if any. The selling stockholders will be responsible for any underwriting discounts and commissions and/or agent’s commissions in connection with their shares of our common stock sold through underwriters or broker-dealers. We will not receive any of the proceeds from the sale by the selling stockholders of their shares of our common stock covered by this prospectus.

In order to comply with the securities laws of some states, if applicable, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the shares may not be sold unless they have been registered or qualified for sale or any exemption from registration or qualification requirements is available and is complied with.

Any underwriters, broker-dealers or agents that participate in the sale of the shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. As a result, any profits on the sale of the shares of common stock and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriters, broker-dealers or agents may be entitled, under agreements entered into with us or the selling stockholders, to indemnification against or contribution toward certain civil liabilities, including liabilities under the Securities Act. The terms of any indemnification provisions will be set forth in a prospectus supplement.

To the extent required, the shares to be sold, the names of the selling stockholders and any underwriters, broker-dealer or agent involved, the respective purchase prices and public offering prices, the proceeds that the selling stockholders will receive, any underwriting discounts and other items constituting underwriters’ compensation and any discounts or commissions allowed or reallowed or paid to broker-dealers or paid to agents with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

Under the registration rights agreement, we have agreed to indemnify the selling stockholders, their partners, directors, officers, affiliates, members, employees and controlling persons and any underwriters of the common stock covered by this registration statement and their controlling persons against certain liabilities, including specified liabilities under the Securities Act, or to contribute with respect to payments which the selling stockholders may be required to make in respect of such liabilities. The selling stockholders have agreed to indemnify us for liabilities arising under the Securities Act with respect to written information furnished to us by them or to contribute with respect to payments in connection with such liabilities. We have agreed to pay all of the costs, fees and expenses incident to our registration of the resale of the selling stockholders’ common stock, excluding any commissions, fees and discounts of underwriters, brokers, dealers and agents and legal fees of the selling stockholders.

LEGAL MATTERS

Paul, Weiss, Rifkind, Wharton & Garrison LLP will pass upon the validity of the common stock offered by this prospectus. Paul, Weiss, Rifkind, Wharton & Garrison LLP has represented the HWP stockholders from time to time.

EXPERTS

The consolidated financial statements and schedule of AMN Healthcare Services, Inc. as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Copies of these reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials can also be obtained from the Public Reference Room of the SEC by mail at prescribed rates. For more information about the Public Reference Room of the SEC, you can call the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains the information that we have filed with them. The address of the SEC’s website is http://www.sec.gov. In addition, information about us may also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

2,000,000 Shares

AMN Healthcare Services, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

April 18, 2005

Banc of America Securities LLC